Exhibit 10.9

March 30, 2015

Eric Tanquist

404 Woodland Drive

Burnsville, MN 55337

Dear Eric:

Norcraft Companies, L.P. (the “Company”) is pleased to offer you severance protection in the event your employment terminates under certain circumstances, as described in more detail below. The purpose of this letter (the “Agreement”) is to confirm the terms and conditions of this opportunity, as follows:

1. Termination Payments. If the Company terminates your employment other than for Cause or you terminate your employment for Good Reason, in either case within twelve (12) months following a Change-in-Control, you will receive, in lieu of any base salary continuation or other cash severance payments (excluding any pro rata bonus payment) (such salary continuation or other cash severance payments, the “Cash Severance”) to which you may be entitled under any other agreement between you and the Company or any of its Affiliates or under any plan or policy of the Company or any of its Affiliates, a one-time payment of $353,000 (the “CIC Severance Payment”). For the avoidance of doubt, the CIC Severance Payment will be in addition to any payments or benefits that do not constitute the Cash Severance (including, for the avoidance of doubt, any pro rata bonus payment) to which you may be entitled under any other agreement between you and the Company or any of its Affiliates or under any plan or policy of the Company or any of its Affiliates. Any CIC Severance Payment will be reduced by any tax or other amounts required to be withheld by the Company under applicable law and paid to you in a single lump sum within ten (10) business days following the termination of your employment. Notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change-in-Control for purposes of this Agreement unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

2. Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b) “Cause” means (i) any material failure by you to perform your duties to the Company or to obey policy directives from any superior executive officer of the Company or the General Partner of the Company, it being understood that how well you perform such duties or carry out such directives shall not give rise to “Cause” under this clause (i), (ii) your reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Affiliates public disgrace or disrepute or material economic harm, (iii) your material violation of any of the policies and guidelines for the Company, including, without limitation, those relating to conflicts of interest, ethical practices, trade, regulation, payment and procurement policies, legal compliance, employment discrimination, and/or sexual harassment, (iv) your commission of a felony or an act of fraud, misappropriation, embezzlement or any other act involving moral turpitude, (v) your commission of any act of dishonesty which materially injures the Company or any of its Affiliates, or (vi) material breach by you of this Agreement, provided, that in the circumstances described in clauses (i), (iii), or (vi), you shall have thirty (30) days to cure the default after notice by the Company.

(c) “Change-in-Control” means the occurrence, following the date of this Agreement, of (i) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of the assets of Norcraft Companies, Inc. (“Norcraft”) to any Person, (ii) any merger, consolidation or other business combination transaction of Norcraft with or into another corporation, entity or Person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Norcraft outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Norcraft (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the total voting power of the then-outstanding shares of capital stock of Norcraft.

(d) “Good Reason” means (i) any material diminution of your duties, (ii) any material reduction in your annual base salary or bonus opportunity, (iii) a material breach by the Company of this Agreement, (iv) relocation by the Company outside of the Minnesota, or (v) change of your title, provided, that in the circumstances described in clauses (i), (ii), (iii), and (v), the Company shall have thirty (30) days to cure the default after notice by you.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

3. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual who is a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

4. Miscellaneous. This Agreement may only be amended by a writing signed by you and a duly authorized representative of the Company. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below. At the time you sign and return it, this Agreement will take effect as a binding agreement between you and the Company, subject to the terms and conditions set forth above. The enclosed copy is for your records.

Sincerely,
NORCRAFT COMPANIES, L.P.

By:	/s/ Christopher Reilly
Christopher Reilly
Authorized Person

Accepted and agreed:

Signature:	/s/ Eric Tanquist
Eric Tanquist

Date:	3/26/15